Exhibit 12.1

Public Service Company of Oklahoma
Consolidated Ratio of Earnings to Fixed Charges
For the Twelve Months Ended September 30, 2001 and Years Ended December 31

                       Twelve Months Ended
                        September 30, 2001            2000      1999      1998      1997      1996
                        ------------------          -------------------------------------------------
                                                              (thousands, except ratios)

Operating Income             $ 95,068               $ 96,669  $ 98,713  $115,074  $ 82,024  $ 99,738
Adjustments
  Income Taxes                 53,151                 10,291    18,562    52,494    12,313    25,257
  Provision for
    Deferred Income
      Taxes                   (22,350)                25,453    14,521    (1,651)    8,615    (2,526)
Deferred Investment
      Tax Credits              (1,791)                (1,791)   (1,791)   (1,795)   (2,278)   (2,784)
Charges for Investments
      and Plant Development
      Costs, Net of Tax          -                      -         -         -          (75)  (35,708)
Other Income and Deductions       827                  8,739       745      (951)      729       (95)
Allowance for Borrowed and
  Equity Funds Used During
  Construction                  7,970                  4,631     1,636     2,029     2,317     1,722
                             --------               --------  --------  --------  --------  ---------
     Earnings                $132,875               $143,992  $132,386  $165,200  $103,645  $ 85,604
                             ========               ========  ========  ========  ========  ========

Fixed Charges:
  Interest on
   Long-term Debt             $29,634                $26,473   $26,528   $29,136   $30,474   $30,555
  Interest on
   Short-term Debt             10,330                 10,902     7,058     4,107     4,100     5,623
  Distributions on Trust
   Preferred Securities         6,000                  6,000     6,000     6,000     3,967      -
                              -------                -------   -------   -------   -------   --------
    Fixed Charges             $45,964                $43,375   $39,586   $39,243   $38,541   $36,178
                              =======                =======   =======   =======   =======   =======

Ratio of Earnings to
  Fixed Charges                  2.89                   3.31      3.34      4.20      2.68      2.36